EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-212184, 333-164394 and 333-141262 on Form S-8 and Nos. 333-165728, 333-170202, 333-192611, 333-202907, and 333-209793 on Form S-3, of our reports dated March 8, 2018, relating to the consolidated financial statements of U.S. Geothermal Inc. and the effectiveness of internal control over financial reporting of U.S. Geothermal Inc., appearing in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Moss Adams LLP

Seattle, Washington
March 8, 2018